UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 17, 2012

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.              Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s first quarter earnings presentation to investors on April 17, 2012. Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on April 17, 2012, which included IBM’s press release dated April 17, 2012. All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 18, 2012

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and CFO, Finance and Enterprise Transformation.  Thank you for joining our first quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

1Q12 Summary

Thank you for joining us today.

In the first quarter we reported $24.7 billion in revenue, expanded gross, pre-tax, and net operating margins, and delivered operating earnings per share of $2.78 which is up 15 percent year to year.  And now, 90 days into the year, we are increasing our full year 2012 expectation for operating EPS to at least $15.00.  This is up 15 cents from our previous view of at least $14.85.

Looking at the results by segment, we continued our strong performance in software as we aggressively address opportunities in analytics, cloud, and Smarter Planet.  Our software profit was up 12 percent.

In services, we expanded margins and increased total services profit by 11 percent as we leverage our productivity initiatives and mix to higher margin offerings and markets.  Services revenue growth was again led by growth markets which were up 10 percent at constant currency. And our backlog in growth markets was up 14 percent at constant currency.

As expected our hardware business declined, as compared to a very strong growth of 19 percent in the first quarter of last year.  This quarter we extended our leadership in the Unix market, as we continued our competitive displacements in Power.   And just last week we announced PureSystems, the first new class of computing in over 20 years.  This solution leverages IBM’s decades-long investment in innovation and radically simplifies enterprise computing.  This should start to contribute to the systems performance in the second half of the year.

Key Financial Metrics

Turning to profit, our ongoing focus on productivity, together with the relative strength of our software business, drove strong margin performance.  We expanded operating gross margin by over a point, led by services.  And our operating net margin was up a similar amount, 1.1 points.

Within net income, this quarter we had a couple of unique items that impacted the dynamic between operating pre-tax income, and our tax rate.  You’ll recall that in the first quarter of last year our workforce rebalancing was essentially offset by one-time investment gains.  This quarter our workforce rebalancing was very similar to last year, but this year the charge was offset by a one-time tax benefit associated with a tax restructuring in Latin America.  Excluding this one-time benefit, we expect our full year annual effective tax rate to still be in the range of 25 percent.  So a very similar dynamic to last year with a gain offsetting our workforce rebalance charges, though this year the offset is included below the PTI line in tax.

So through margin expansion, together with effective use of cash, we delivered operating EPS of $2.78 which was up 15 percent year to year.

Turning to cash flow, we generated almost $2 billion of free cash flow in the quarter, really strong performance.  In addition to returning value to shareholders through a combination of share repurchase and dividends, our cash flow is enabling the ongoing transformation of the business, acquiring key capabilities and focusing our portfolio on areas where we can add the most value.  This quarter we closed five acquisitions for a total of $1.3 billion.  The acquisitions increase our capabilities in analytics, and cloud, and our Smarter Planet initiatives.

Now I’ll get into the first quarter details, starting with revenue by geography,  where, as always, I’ll discuss the results on a local currency basis.

Revenue by Geography

In the first quarter, revenue at constant currency was very consistent with the fourth quarter and in line with our expectations.  Revenue in our major markets countries was essentially flat year to year.

Within the Americas, performance was led by Canada, which was up 9 percent.  The US was flat, off of last year’s strong growth of 7 percent.

Europe again grew at 1 percent, in line with the fourth quarter, so we’re seeing some stability there.  The most consistent performance has come from the UK and Spain.  With 10 percent growth, the UK has delivered 10 consecutive quarters of growth.  And Spain continues to leverage its global relationships, now growing in each of the last 6 quarters.  Germany posted modest growth, while France declined.

Our growth markets outpaced the major markets by 10 points of revenue growth. Even with a tough compare, the BRICs had another good quarter; combined they were up 11 percent.  And with about 60 percent of our growth markets business outside the BRICs, all together, we had double-digit growth in 40 growth market countries.  This is our seventh consecutive quarter of share gains in the growth markets, and we’re accelerating our market expansion initiative to continue that success.

Revenue and Gross Profit Margin by Segment

Turning to revenue and gross margin by segment, Global Technology Services constant currency revenue growth rate was very consistent with the last few quarters, and Global Business Services growth rate continued to be impacted by weakness in Japan and Public sector.

Our software business had another great quarter, driven by our offerings in business analytics, smarter commerce, and storage management.

In Systems and Technology, last year we had a very strong first quarter, driven by product cycles in mainframe and Power.  So our growth rate this quarter reflects that difficult compare, though we continued to take share in Unix.

Turning to gross profit, our operating gross margin improved 1.2 points, driven by a combination of good margin expansion in both services segments, and an improving segment mix due to the relative strength of software.

Now let’s take a look below the gross profit line to our expense and spending profile.

Expense Summary

Our Total Operating Expense and Other Income was up 3 percent.  Acquisitions over the last 12 months contributed 2 points of the increase.   Currency, from both translation and hedging dynamics, reduced expense growth by 2 points; and our base expense, excluding currency and acquisitions, was up 3 points.

I’ll comment on a couple of expense items that had larger year-to-year impacts to our profit.  First, in last year’s results, we had investment gains of over $200 million, primarily for the sale of Lenovo shares.  This gain effectively funded the $220 million of workforce rebalancing charges in last year’s first quarter.  This year, we had a one-time tax benefit from a tax restructuring in Latin America.  And the tax benefit offset the workforce rebalancing charges, which again were about $220 million.  So the net effect to net income was negligible, both within the period, and year to year.

Another expense item I’ll comment on is a year-to-year help from our hedging programs.  We hedge our major cross-border cash flows to mitigate the currency volatility in global cash planning.  Last year, hedging programs generated losses in the quarter.  This year, our hedging was down $125 million year to year, as you would expect given the year-to-year change in currencies.  Of this, about $85 million year to year is in expense, most of which is in Other Income and Expense.  Now keep in mind that you can’t look at the hedges in isolation, they mitigate the translation impacts across the P&L.

So now let me go into the segments.

Services Segments

The two services segments delivered $14.7 billion in revenue, grew pre-tax profit by 11 percent, and expanded pre-tax margin by 1.3 points.  Backlog was $139 billion, down 2 percent at actual rates and up 1 percent at constant currency.

We started 2012 with continued momentum in our growth initiatives, margin expansion, and strong profit growth.  Revenue in the growth markets was up double digits at constant currency again this quarter, driven by strong backlog growth.  Total growth markets backlog was up 14 percent year to year at constant currency, reflecting strong demand for both our outsourcing and transactional services in these markets.  We also had strong performance in business analytics, cloud, and smarter planet offerings.

Moving on to the two segments, in Global Technology Services, revenue was $10 billion, up 2 percent, or 3 percent at constant currency.  GTS Outsourcing revenue was up 2 percent, or 3 percent at constant currency, and we gained share again this quarter.  Integrated Technology Services revenue grew 3 percent.  We had great performance in the growth markets, up 14 percent year to year at constant currency.

Global Technology Services delivered very strong profit and margin this quarter,  with pre-tax income up 20 percent, and pre-tax margin up 2.2 points.  There were three primary drivers of this margin expansion.  First, we continued to benefit from efforts to deliver productivity and efficiency, within GTS, and in conjunction with the enterprise productivity initiatives.  Second, we continued to get higher margins in the faster growing growth markets.  And finally, GTS has done a tremendous amount of work managing their large portfolio of outsourcing contracts.  Within that portfolio, there’s a mix of contracts with different profit characteristics.  We have taken a systematic and disciplined approach to solving problems in a select set of lower margin contracts. And we are seeing the yield from these efforts in our margin.

Turning to Global Business Services, revenue was $4.6 billion, down 2 percent, or 1 percent at constant currency.  We had modest declines in both Application Outsourcing and Consulting and Systems Integration.  I previously mentioned the strong results in business analytics and Smarter Planet, where GBS is leading many of the engagements across IBM.  Within GBS, Business Analytics grew 16 percent, and Smarter Planet grew 18 percent.  These are very important initiatives for IBM.

From a geographic perspective, the growth markets continued to perform well,  with double-digit growth again this quarter, while the major markets continued to be weighed down by Japan, and by Public sector, which declined more sharply this quarter.  Japan and Public Sector, which represent over one-third of total Global Business Services revenue, impacted the overall GBS constant currency growth rate by 6 points.  GBS pre-tax income was also impacted by Japan this quarter,  two large contracts in Japan impacted our profit by almost $60 million.  So Japan impacted both our profit growth, and revenue growth in GBS this quarter. But, as you know we have a good track record of managing a broad portfolio of contracts.  This quarter our total services business delivered double-digit profit growth, and we feel confident that we can continue throughout the year.

Software Segment

Software had another strong quarter with revenue of $5.6 billion, up 5 percent, or 7 percent at constant currency.  Key Branded Middleware gained share for the 18th straight quarter as our Software revenue mixes to the faster growing Branded Middleware.  This quarter Branded Middleware accounted for 62 percent of our total software, up a point from the same period last year.  Gartner once again named IBM the worldwide market share leader in the application infrastructure and middleware segment, an announcement that marks the beginning of the second decade of software leadership for IBM.  Segment pre-tax income was $1.9 billion, up 12 percent from last year.

Now, let me take you through the drivers by brand.  WebSphere had another excellent quarter, growing 16 percent, and gaining share for the fourteenth consecutive quarter.  Within WebSphere, we had a strong contribution from our application server products and continued momentum in Smarter Commerce.  In the first quarter we strengthened our Smarter Commerce integrated portfolio by completing the acquisition of DemandTec, a leader of pricing and promotion optimization solutions, and our acquisition of Emptoris, which helps clients reduce procurement costs and risks.

With 5 percent growth, Information Management continues to perform well and gain share.  Business analytics had a very strong quarter with double-digit growth in Cognos.  Our acceleration in Cognos is driven by the successful integration of our predictive capabilities into recent product launches spanning both Business Intelligence and Financial Performance Management.  We continued to expand our global Netezza footprint, with about two-thirds of our new clients outside of North America.  For the quarter, Netezza had a win-rate of nearly 80 percent in head-to-head proof of concept engagements.

Tivoli software was up 5 percent and we held share.  Within Tivoli, our Storage portfolio was up double-digits once again.  Security, including Q1Labs, contributed to our Tivoli growth as clients turn to IBM for intelligence, integration and expertise across our comprehensive framework of solutions.

Rational grew 1 percent and we gained share.  Performance was driven by another quarter of double-digit growth in Telelogic.

Overall, Software had another terrific quarter, with revenue up 7 percent at constant currency, pre-tax income up 12 percent, and pre-tax margins up 1.9 points.  With this performance, software was a strong contributor to our growth initiatives.

Systems & Technology Segment

Systems and Technology revenue of $3.7 billion was down 7 percent following the very strong growth a year ago.

System z revenue declined 25 percent versus last year’s first quarter growth of over 40 percent.  MIPS declined 5 percent this quarter and we mixed toward specialty engines.  System z gross profit margin was up again, which is typical at this point in the product cycle.

Power was flat, and up 1 percent at constant currency.  We had particular strength this quarter in Power high performance computing solutions.  In Power we had over 250 competitive displacements which resulted in over $200 million of business.  Roughly 60 percent of this business came from HP with most of the balance from Oracle/Sun.  This is the sixteenth consecutive quarter of share gains in Power.

System x revenue was flat and we held share.  System x revenue in the growth markets was up 17 percent at constant currency.  This is the tenth consecutive quarter of double-digit revenue growth in these emerging markets.

Storage hardware revenue was down 4 percent.  The value continues to shift to software and this quarter storage software was up 18 percent.

Last week we established a new category of computing with the introduction of PureSystems, a new family of expert integrated systems that leverages decades of IBM’s innovation with market-leading software to help clients address the economics and complexity of deploying new IT infrastructure.  These revolutionary systems will enable clients to implement and manage new IT capabilities quickly and efficiently.  Currently companies spend 70 percent or more of IT budgets on simple operations and maintenance.  PureSystems has the potential to lower total IT cost by more than 50 percent over 3 years, allowing the business to reinvest these savings toward new projects and innovation.  These new expert integrated systems demonstrate the breadth of our innovation and the value we bring to our customers.  This will start to contribute to our performance in the second half.

Also, you may have seen we just announced the sale of our Retail Store Solutions business to Toshiba TEC, and the creation of a partnership to address the Smarter Commerce opportunity.  The financial implications will be outlined on our investor website, including commentary on the expected gain, and how we expect to offset it with additional workforce rebalancing activity, primarily outside the United States.  But what’s really important is the relationship going forward.  We’re partnering with the world leader in point-of-sales systems.  At the same time, we’ll continue to build out our Smarter Commerce capabilities in our sweet spot — managing transactions and data, and applying analytics.  Combined, we’ll have the best platform in the market for commerce.

Cash Flow Analysis

Moving on to cash flow in the quarter, we generated $1.9 billion of free cash flow, up $1.1 billion year to year.  In the first quarter of last year our free cash flow was impacted by income tax payments driven by audit settlement activity.  Even if you adjust for the prior year tax impact, we had double-digit growth in free cash flow.  The growth was driven by net income and working capital efficiencies.

Looking at the uses of our cash, we spent $1.3 billion to acquire five companies: Platform Computing, Green Hat, Emptoris, Worklight, and DemandTec.  These acquisitions add to our capabilities in analytics, and cloud, and Smarter Planet.

We returned $3.9 billion to shareholders including almost $900 million in dividends, and we bought back 15½ million shares for $3 billion.  At the end of the first quarter, we had $5.7 billion remaining in our buyback authorization.

Balance Sheet

Turning to the balance sheet, we ended the quarter with a cash balance of $12.3 billion, up $400 million from year end.

Total debt was $32.1 billion, of which $23.6 billion was in support of our financing business, which is leveraged at 7 to one.  Our non-financing debt was $8.5 billion, up from $8 billion at year end.  At these debt levels, non-financing debt-to-cap was 33 percent, up 1 point from year end.

We continue to have a high degree of financial flexibility and our balance sheet remains strong to support the business over the long term.

Operating EPS Bridge – 1Q11 to 1Q12

So now let me start to wrap up with a summary of the drivers of our operating earnings per share performance this quarter.

Our ongoing focus on productivity together with the relative strength of our software business drove strong margin performance; with gross, pre-tax, and net margins all up year to year.  And a lower share count contributed 15 cents, fairly consistent with last quarter.

1Q 2012 Summary

In fact, when you look at this quarter, it’s really very similar to the fourth quarter, in terms of the revenue growth, margin expansion, and contribution from share repurchase.  Even at the segment and geography level, revenue growth was similar to the fourth.

Once again, our growth initiatives led the performance.  Our growth markets initiative is based on expanding into new markets, building out IT infrastructures and leading in targeted industries.  We’ve consistently delivered powerful performance and share gains.  This quarter growth markets revenue was up 9 percent, with 40 countries delivering double-digit growth at constant currency.  In business analytics, we have a broad portfolio of analytics solutions to help our clients deal with the massive amounts of structured and unstructured data.  Our solutions are built on decades of organic investment, 30 acquisitions since 2005, and more than 9000 consultants in GBS.  This quarter IBM’s business analytics revenue was up 14 percent.  Cloud provides an efficient and flexible delivery platform that improves the economics of IT.  Our SmartCloud portfolio addresses the full scope of enterprise client requirements.  Total cloud revenue doubled over last year, with strong contribution from all areas, private cloud, public cloud, and our industry-based solutions.  This all comes together in our Smarter Planet solutions.  With over 25 percent growth this quarter, Smarter Planet continues to deliver strong growth driven by our new Smarter Cities solutions and continued strength in smarter commerce offerings.

When you look at our offerings in business analytics, cloud, and Smarter Planet, about half of the revenue is software.  So the success we’re having in our growth initiatives is improving our business mix and our margin.

At the same time, we’re continuing to invest in R&D, capital, and acquisitions in support of these key areas.  This investment is enabling us not only to expand existing markets, but actually create new markets, and new categories of computing.  Last week’s announcement of PureSystems was a great example of how we’re leveraging our organic research and development to create a game-changing solution for our clients.

So looking at our first quarter performance, and all of these factors, we’re increasing our full year 2012 expectation for operating earnings per share to at least $15.00.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.  First, we have supplemental charts at the end of the deck that complement our prepared remarks.  Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.